EXHIBIT 99.1

PRESS RELEASE: MDI, Inc. Announces Agreement with Honeywell International, Inc.

     SAN ANTONIO, Texas—(BUSINESS WIRE)—October 21, 2004—MDI, Inc. (Nasdaq: MDII):

J. Collier Sparks, CEO and President of MDI, Inc. (Nasdaq: MDII), announced today that the company and Honeywell International, Inc. had reached a final agreement on certain matters related to the December 2002 sale to Honeywell of the company’s CCTV Business. Under the agreement, Honeywell paid to the company the final $1.8 million installment it owed, together with interest. As part of the agreement, the company negotiated a favorable settlement of all matters related to three patents that it sold to Honeywell in December 2002 as part of the sale of the CCTV Business.

“I am pleased to report that we entered into a very favorable agreement with Honeywell and David Blackshear, the former owner of three patents covering video security dome units. Including attorney fees and royalties related to the three patents, the Company paid $305,000 as its part of the agreement with Honeywell and Mr. Blackshear. In return, Mr. Blackshear agreed that he has no future claims against either Honeywell or the company based on the three patents sold by the company to Honeywell or based on our past or future sale of video security dome units”, said J. Collier Sparks.

Mr. Sparks went on to say that since December 2002, the Company had received all of the $5.4 million, together with interest, that Honeywell was entitled to hold back under the terms of the December 2002 Asset Purchase Agreement.

“In fact, said Mr. Sparks, Honeywell actually paid the Company an additional $888,000 which reflected the higher value of the CCTV business we sold to them.”

     About MDI, Inc.

     MDI, Inc. (Nasdaq: MDII) is an established global leader in providing centralized, integrated security management solutions to corporate, government and institutional enterprises.

     About MDI Security Systems

     For 25 years, MDI Security Systems has been securing clients across the globe by delivering the most dependable access control and integrated security management solutions available. As a security industry pioneer and technical thought leader, MDI continues to deliver value to its shareholders through the development of market-driven, technically superior security systems that can be managed from a centralized point of control. By combining a quarter century of expertise with thousands of worldwide users from a variety of industries including financial, transportation, manufacturing, education, government, defense and homeland security, MDI is able to maintain the highest return on investment in the industry for its client base. More information on MDI Security Systems and its solutions can be found at www.mdisecure.com.

     Forward-Looking and Cautionary Statements

     Except for historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

     CONTACT: MDI, Inc., San Antonio, Texas
                  Richard A. Larsen, 210-582-2664
                  www.mdisecure.com